Exhibit 99.1

Francisco Partners Completes Acquisition of Jamf

Transaction positions Jamf for continued growth and leadership in Apple device management and security

MINNEAPOLIS – January 30, 2026 – Jamf , the standard in managing and securing Apple at work, today announced the close of its acquisition by Francisco Partners (“FP”) for $13.05 per share in cash, representing a total enterprise value of approximately $2.2 billion.

“Francisco Partners’ investment in Jamf represents an exciting milestone in our journey,” said John Strosahl, CEO at Jamf. “We have built a trusted platform that helps organizations of all sizes manage and secure their Apple ecosystem with exceptional reliability and simplicity. With FP's support and resources, we are well-positioned to accelerate our innovation roadmap, expand our suite of offerings, and deepen value for our customers and partners around the world.”

“Jamf has built a leading position in the Apple management and security market, and we see significant opportunity to accelerate the company’s growth strategy,” said Brian Decker, Partner and Co-CIO at Francisco Partners. “We are pleased to partner with Jamf’s talented team to broaden its product offerings and deliver even greater value to its customers as the company continues to scale globally.”

Jamf’s stockholders voted to approve the transaction at the Jamf’s Special Meeting of Stockholders on January 8, 2026.

With the completion of the transaction, Jamf’s common stock will no longer be publicly listed on NASDAQ, and Jamf will continue operations as a privately held company.

Advisors

Citi served as exclusive financial advisor and Kirkland & Ellis LLP served as legal counsel to Jamf.

RBC Capital Markets served as lead financial advisor to FP on the transaction. Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. also advised FP. Simpson Thacher & Bartlett LLP served as legal counsel to FP.

About Jamf

Jamf’s purpose is to simplify work by helping organizations manage and secure an Apple experience that end users love and organizations trust. Jamf is the only company in the world that provides a complete management and security solution for an Apple-first environment designed to be enterprise secure, consumer simple and protects personal privacy. To learn more, visit www.jamf.com.

About Francisco Partners

Francisco Partners is a leading global investment firm that specializes in partnering with technology and technology-enabled businesses. Since its launch over 25 years ago, Francisco Partners has invested in over 500 technology companies, making it one of the most active and longstanding investors in the technology industry. With over $50 billion in capital raised to date, the firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit www.franciscopartners.com.

Company names mentioned herein may be the trademarks of their respective owners.

Contacts

Jamf

Investor Contact

Jennifer Gaumond

ir@jamf.com

Media Contact

Liarna LaPorta

media@jamf.com

Francisco Partners

Prosek Partners

pro-FP@prosek.com